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                      October 20, 2022

       Darryl Bond
       Chief Financial Officer
       Yext, Inc.
       61 Ninth Avenue
       New York, NY 10011

                                                        Re: Yext, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2022
                                                            Filed March 18,
2022
                                                            File No. 001-38056

       Dear Darryl Bond:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Ho Shin